EXHIBIT 99.1

AN IMPORTANT MESSAGE ABOUT THIS YEAR’S ANNUAL MEETING

April 21, 2006

Dear Fellow Shareholders:

          I am writing to advise you that Keefe Managers, LLC (“Keefe”), one of our shareholders, has indicated through certain filings with the Securities and Exchange Commission (“SEC”) that it intends to solicit proxies against one of Federal Trust Corporation’s (the “Company”) nominees for director at our upcoming 2006 Annual Meeting and solicit votes in favor of an amendment to our Bylaws.  Keefe plans on using a WHITE proxy card like the one you have previously received from us.  The purpose of this letter is to clarify the facts and advise our shareholders NOT TO vote the WHITE proxy card Keefe sends you.  We urge you to discard any proxy materials you get from Keefe, including its WHITE proxy card. Because the Company is required under SEC rules to use a different colored card this year, you will receive a GREEN proxy card from us, which reflects the proposals being recommended by the Company’s Board of Directors.  Please disregard any proxy materials or information that you receive from Keefe and vote only the GREEN proxy card.

          We believe that Keefe has presented certain facts in a negative light against some our directors, and has suggested an unnecessary proposal to amend the Bylaws under the guise of improved corporate governance.  Keefe’s purpose appears to be directed at raising concern and confusion amongst shareholders that in some way your Board of Directors is not managing the Company correctly and needs to have a new director, one selected by Keefe, to help guide the Company.  Your Board of Directors, on the other hand, has decided to renominate Kenneth W. Hill, and nominate a new candidate, Eric J. Reinhold.   Neither of the individuals have any specific loyalty to any one shareholder and will act in the best interest of ALL of our shareholders.  Despite its concerns and complaints about the Company, Keefe has increased its holdings by 141,450 shares since August 2005.

          We believe that the Company has made significant strides since 1997, but additional work continues to be done to enhance shareholder value.  The graph attached to this letter shows that the Company’s stock performance outperformed the Russell 3000 Index and the SNL Southeast Thrift Index.

          In proposing to amend the Company’s Bylaws, Keefe has failed to comply with the advance notice provisions of our Bylaws, which provide that in order for new business to be brought before the meeting, a shareholder must give timely and proper notice to the Company’s Corporate Secretary, neither of which has been done.  For this reason, the Bylaw amendment is out of order, and will not be placed on the agenda or acted upon at our Annual Meeting.

          In Keefe’s SEC filings, representatives of Keefe have suggested that the Company has refused to communicate with them. This simply is not true. We have met and spoken by phone with Keefe representatives many times since Keefe became a shareholder of the Company in 2002.

          As to Keefe’s director nominee, the Nominating Committee and the Board of Directors considered and reviewed his background and qualifications, but decided against nominating him.  The Board believes that it is in the shareholders’ and Company’s best interest to nominate qualified directors who reside within the State of Florida and are familiar with the markets in which the Company operates.  In addition, the Nominating Committee also considered that Mr. Goldstein’s experience is mainly in the area of workouts of troubled banks, and did not consider this to be relevant experience for our Company.  In December 2005, we advised Keefe of the Nominating Committee’s decision.

          Because we believe our nominees are better qualified to serve as directors, we ask that you vote FOR Kenneth W. Hill and Eric J. Reinhold on the GREEN proxy card and discard the WHITE proxy card.

          In conclusion, members of our Board of Directors are individuals with diverse business background and extensive knowledge of the Company, with high ethical standards.  On behalf of myself and the other Board members, we ask for your continued support at this year’s Annual Meeting by having you execute ONLY the GREEN proxy card.  PLEASE DO NOT RETURN THE WHITE PROXY CARD.

Sincerely,

James V. Suskiewich
Chairman of the Board, Chief Executive Officer
and President

          Federal Trust Corporation will file with the SEC proxy and other soliciting materials relating to the Annual Meeting and will furnish these materials to shareholders of the Company.  Each of our directors may be considered “participants” in the Company’s solicitation of proxies.  Our proxy statement when available will contain a complete list of our directors and their security holdings in the Company.

          WE URGE OUR SHAREHOLDERS TO READ THE PROXY STATEMENT AND OTHER SOLICITING MATERIAL WE FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION INCLUDING INFORMATION RELATING TO OUR PARTICIPANTS IN THE SOLICITATION.  THESE PROXY MATERIALS WILL BE AVAILABLE TO YOU FREE OF CHARGE WHEN FILED WITH THE SEC AT THE SEC’S WEBSITE www.sec.gov.  IN ADDITION, YOU MAY OBTAIN A FREE COPY OF THE COMPANY’S PROXY MATERIALS, WHEN AVAILABLE, FROM US OR FROM OUR PROXY SOLICITOR REGAN AND ASSOCIATES (212) 587 3005.

STOCK PERFORMANCE GRAPH

          The following graph compares the yearly percentage change in Federal Trust’s cumulative total stockholder’s return on our common stock with: (i) the Russell 3000; and (ii) SNL Financial LC’s index for southeastern thrifts and thrift holding companies for the years ended December 31, 1999 to 2005, inclusive.

	Period Ending

Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Federal Trust Corporation	100.00	155.11	183.56	358.40	461.83	578.99
Russell 3000	100.00	88.54	69.47	91.04	101.92	108.16
SNL Southeast Thrift Index	100.00	152.89	179.35	271.98	321.51	292.58

          The graph assumes an initial investment of $100 at the end of 2000 and the reinvestment of all dividends during the periods indicated. The comparisons in this table are set forth in response to the Securities and Exchange Commissions’ disclosure requirements and, therefore, are not intended to forecast or be indicative of future performance of our stock.